As filed with the Securities and Exchange Commission on July 21, 2021

Registration Nos. 333-232030

333-237138

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 Registration Statement No. 333-232030

Form S-8 Registration Statement No. 333-237138

UNDER

THE SECURITIES ACT OF 1933

SLACK TECHNOLOGIES, LLC

(f/k/a Slack Technologies, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	26-4400325
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Howard Street, San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2009 Stock Plan, as amended

2019 Stock Option and Incentive Plan

2019 Employee Stock Purchase Plan

(Full Title of Plans)

Sarah Dods

President and Secretary

500 Howard Street

San Francisco, California

(Name and address of agent for service)

(415) 630-7943

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Small reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) is being filed by Slack Technologies, LLC, as successor by merger to Slack Technologies, Inc. (the “Registrant” or “Slack”) to terminate all offerings under the Prior Registration Statements and to deregister any and all shares of Slack Class A common stock, par value $0.0001 per share (the “Class A Common Shares”), and Slack Class B common stock, par value $0.0001 per share (the “Class B Common Shares” and, together with Class A Common Shares, the “Shares”), together with any and all plan interests and other securities registered but unsold or otherwise unissued as of the date hereof thereunder (note that the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-8, File No. 333-232030, filed with the Securities and Exchange Commission (the “Commission”) on June 7, 2019, registering the offer and sale of 99,992,706 Class A Common Shares issuable pursuant to the Amended and Restated 2009 Stock Plan, as amended, 60,200,000 Class A Common Shares issuable pursuant to the Slack 2019 Stock Option and Incentive Plan, 9,000,000 Class A Common Shares issuable pursuant to the 2019 Employee Stock Purchase Plan and 99,992,706 Class B Common Shares issuable pursuant to the Amended and Restated 2009 Stock Plan, as amended.

2.

Registration Statement on Form S-8, File No. 333-237138, filed with the Commission on March 12, 2020, registering the offer and sale of 27,767,992 Class A Common Shares issuable pursuant to the 2019 Stock Option and Incentive Plan and 5,553,599 Class A Common Shares issuable pursuant to the 2019 Employee Stock Purchase Plan.

On December 1, 2020, Slack entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among salesforce.com, inc., a Delaware corporation (“Salesforce”), Skyline Strategies I Inc., a Delaware corporation and wholly owned subsidiary of Salesforce (“Merger Sub I”), Skyline Strategies II LLC, a Delaware limited liability company and wholly owned subsidiary of Salesforce (“Merger Sub II”), and Slack. Pursuant to the Merger Agreement, on July 21, 2021, Merger Sub I merged with and into Slack (the “First Merger”), with Slack surviving the First Merger and continuing as a wholly owned subsidiary of Salesforce. Immediately following the First Merger, Slack merged with and into Merger Sub II, with Merger Sub II surviving the Second Merger and continuing as a wholly owned subsidiary of Salesforce.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statements. Accordingly, pursuant to the undertakings made by the Registrant in the prior Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on July 21, 2021.

Slack Technologies, LLC, as successor by merger to Slack Technologies, Inc.

By:	/s/ Sarah Dods
Name: Sarah Dods
Title: President and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.